Exhibit (d)(ii)

SCHEDULE A to the ADVISORY AGREEMENT
between
Cambria Investment Management, L.P.
and
Cambria ETF Trust

As of: June 11, 2020

Fund	Fee Rate	Effective Date
Cambria Shareholder Yield ETF	0.59%	August 7, 2018
Cambria Foreign Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Emerging Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Sovereign Bond ETF	0.59%	June 26, 2018
Cambria Global Value ETF	0.59%	July 20, 2018
Cambria Global Momentum ETF	0.59%	July 20, 2018
Cambria Value and Momentum ETF	0.59%	July 20, 2018
Cambria Global Asset Allocation ETF	0.00%	July 20, 2018
Cambria Tail Risk ETF	0.59%	August 7, 2018
Cambria Trinity ETF	0.59%	September 10, 2018
Cambria Cannabis ETF	0.59%	July 12, 2019
Cambria Global Real Estate ETF	0.59%	-
Cambria Venture ETF	0.59%	-
Cambria Buyout ETF	0.59%	-
Cambria Managed Futures Strategy ETF	0.59%	-
Cambria Covered Call Strategy ETF	0.85%	-
Cambria Global Income and Currency Strategies ETF	0.69%	-
Cambria Superinvestors ETF	0.59%	-
Cambria Trend Following ETF	0.59%	-
Cambria Long Short ETF	0.59%	-
Cambria Domestic Tax Efficient ETF	0.59%	-
Cambria Foreign Tax Efficient ETF	0.59%	-

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CAMBRIA ETF TRUST		CAMBRIA INVESTMENT MANAGEMENT, L.P.

/s/ Himanshu Surti	6/11/2020	/s/ Mebane T. Faber	6/11/2020
Himanshu Surti	Date	Mebane T. Faber	Date
Vice President		Chief Executive Officer